Exhibit 99.(g)(ii)

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

TRILOMA ENERGY ADVISORS, LLC

AND

EIG CREDIT MANAGEMENT COMPANY, LLC

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this 30th day of June, 2015, by and among TRILOMA ENERGY ADVISORS, LLC, a Florida limited liability company (the “Advisor”), EIG CREDIT MANAGEMENT COMPANY, LLC, a Delaware limited liability company (the “Sub-Advisor”), and TRILOMA EIG GLOBAL ENERGY FUND, a Delaware statutory trust (the “Fund”), solely as a party with respect to Section 8 hereof.

WHEREAS, the Advisor and the Sub-Advisor are investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as the investment adviser to the Fund, a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement dated June [•], 2015 (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Fund’s Board of Trustees (the “Board”), to obtain the services of an investment sub-adviser to assist the Advisor in fulfilling its duties thereunder, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Advisor is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Duties of the Sub-Advisor.

(a)                                 Retention of Sub-Advisor.  The Advisor hereby employs the Sub-Advisor to assist the Advisor in managing the investment and reinvestment of the assets of the Fund, including overseeing the day-to-day management of the Fund’s investment portfolio, subject to the supervision of the Advisor and the Board, upon the terms set forth herein.

(b)                                 Responsibilities of Sub-Advisor.  Without limiting the generality of the foregoing, the Sub-Advisor shall, during the term and subject to the provisions of this Agreement:

(i)            make recommendations to the Advisor as to the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes, including recommendations as to the specific securities and other assets to be purchased, retained, or sold by the Fund;

(ii)           place orders with respect to, and arrange for, any investment (including executing and delivering all documents relating to the Fund’s investments on behalf of the Fund), upon receiving a proper instruction from the Advisor;

(iii)          assist the Advisor in identifying, sourcing, evaluating and negotiating the structure of the investments made by the Fund;

(iv)                              assist the Advisor in monitoring and servicing the Fund’s investments;

(v)                                 assist the Advisor in performing due diligence on prospective portfolio companies;

(vi)                              assist the Advisor in negotiating, obtaining and managing financing facilities for the benefit of the Fund or its subsidiaries;

(vii)                           participate in the valuation process of portfolio investments pursuant to valuation policies and procedures approved by the Board or a committee thereof;

(viii)                        participate in the review of draft periodic reports to be filed with the Securities and Exchange Commission (the “SEC”) and Fund registration statements;

(ix)                              participate in presentations to: (a) dealer manager wholesaling personnel; (b) broker-dealer road shows; (c) educational forums; (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (e) other marketing events and forums;

(x)                                 as required or otherwise permitted by the Board, attend meetings of, and participate in presentations to, the Board; and

(xi)                              provide the Advisor with such other related services as the Advisor may, from time to time, reasonably require for the Advisor to manage the Fund.

Notwithstanding the foregoing, each investment by the Fund will require the approval of the Advisor. The investment process is a collaborative effort between the Advisor and Sub-Advisor, and the investment committee of both the Advisor and Sub-Advisor must approve all investments by the Fund. The Advisor shall approve each of the Fund’s investments pursuant to the procedures agreed upon between the Advisor and Sub-Advisor. In addition, certain joint investments or co-investments by the Fund with the Advisor or its affiliates, or with the Sub-Advisor or its affiliates, will require the prior approval of the Board, in each case, to the extent required by the 1940 Act and pursuant to the applicable terms of any exemptive order that may be issued by the SEC relating to the Fund. All investment decisions and approvals shall comply in all respects with the Advisor’s and Sub-Advisor’s investment approval policies and the applicable terms of any exemptive order issued by the SEC relating to the Fund.

(c)                                  Power and Authority. To facilitate the Sub-Advisor’s performance of its responsibilities as set forth herein, but subject to the restrictions contained herein and the obligation of the Advisor to approve each of the Fund’s investments, the Advisor hereby delegates to the Sub-Advisor, and the Sub-Advisor hereby accepts, the power and authority to act on behalf of the Fund to effectuate investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund.  If the Sub-Advisor deems it necessary or advisable to make, through a special purpose vehicle, any investment it is permitted hereunder to make on behalf of the Fund, then the Sub-Advisor shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make such investment through such special purpose vehicle in accordance with applicable law.  The Advisor, on behalf of the Fund, but subject to the restrictions contained herein, also grants to the Sub-Advisor power and authority to engage in all activities and transactions (and anything incidental thereto) that the Sub-Advisor reasonably deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(d)                                 Acceptance of Appointment.  The Sub-Advisor hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.  The Sub-Advisor shall carry out its responsibilities under this Agreement in compliance with:  (i) the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s then-effective registration statement on Form N-2 filed with the SEC, as may be amended from time to time, the Fund’s prospectus that forms a part of the Registration Statement, as may be amended and supplemented from time to time, and/or the Fund’s periodic reports filed with the SEC from time to time; (ii) subject to the Sub-Advisor’s prior written consent, such policies, directives, regulatory restrictions and compliance policies as the Advisor may from time to time establish or issue and communicate to the Sub-Advisor in writing; and (iii) applicable law and related regulations.  The Advisor shall notify the Sub-Advisor in writing of changes to (i), (ii) or (iii) above promptly after it becomes aware of such changes.  In no event shall the Sub-Advisor be held responsible for failing to comply with any of (i), (ii) or (iii) unless it had previously received the notification in the foregoing sentence and, with respect to (ii), the Sub-Advisor had previously provided its prior written consent in respect thereof.

(e)                                  Independent Contractor Status.  The Sub-Advisor shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Advisor or the Fund in any way or otherwise be deemed an agent of the Advisor or the Fund.

(f)                                   Record Retention. Subject to review by, and the overall control of, the Board, the Sub-Advisor shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours or as may be agreed upon by the Sub-Advisor. The Sub-Advisor agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 10, provided that the Sub-Advisor may retain a copy or originals of such records to the extent required by applicable law.

2.                                      Expenses.

Except as provided below in this Section 2, the Sub-Advisor assumes no obligation with respect to, and shall not be responsible for, the expenses of the Advisor or the Fund in fulfilling the Sub-Advisor’s obligations hereunder.

During the term of this Agreement, the Sub-Advisor shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder.  The Sub-Advisor shall, at its sole expense, employ or associate itself with such persons as it reasonably believes to be capable of assisting it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Advisor or made available to the Sub-Advisor by its members or affiliates.  Subject to the terms and conditions of the Expense Support and Reimbursement Agreement (defined below), the Advisor shall cause the Sub-Advisor to be reimbursed by the Fund or the Advisor, as appropriate, for expenses reasonably incurred by the Sub-Advisor at the request of or on behalf of the Fund or the Advisor, to the same extent as such expenses would be reimbursable to the Advisor pursuant to Sections 2(b) and 2(c) of the Advisory Agreement had such expenses been incurred by the Advisor.  The Sub-Advisor shall maintain and supply to the Fund and the Advisor as they may reasonably request, records of all such expenses. The Sub-Advisor has entered into an Expense Support and Reimbursement Agreement with the Fund (the “Expense Support and Reimbursement Agreement”), pursuant to which the Sub-Advisor has agreed to make payments to the Fund for its operating expenses (including organizational and offering expenses) to ensure that the Fund bears a reasonable level of expenses in relation to its income, all as further set forth therein.

3.                                      Compensation.

In consideration for the Sub-Advisor’s services hereunder, with respect to each Term Year (as defined below), the Advisor shall pay the Sub-Advisor 57% of the Management Fee and Incentive Fee (each as defined in and calculated in accordance with Section 3 of the Advisory Agreement), payable to the Sub-Advisor within 10 business days after the Management Fee or Incentive Fee is paid by the Fund to the Advisor.

In the event this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Advisor during the Term Year in which such termination occurs, the advisory fees payable to the Advisor shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 10 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.                                      Representations and Warranties of the Sub-Advisor.

The Sub-Advisor represents and warrants to the Advisor and the Fund as follows:

(a)                                 The Sub-Advisor is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(b)                                 The Sub-Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)                                  The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor;

(d)                                 The Sub-Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments;

(e)                                  The Sub-Advisor agrees that it will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act;

(f)                                   Part 2 of the Sub-Advisor’s most recent Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, previously provided to the Advisor, is a true and complete copy of the form.  The Sub-Advisor will promptly provide the Advisor and the Fund with a complete copy of all subsequent amendments to Part 2 of its Form ADV; and

(g)                                  The Sub-Advisor shall comply in all material respects with all requirements applicable to the investment adviser of a closed-end fund like the Fund under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act.

5.                                      Representations and Warranties of the Advisor.

The Advisor represents and warrants to the Sub-Advisor and the Fund as follows:

(a)                                 The Advisor is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(b)                                 The Advisor is a limited liability company duly organized and validly existing under the laws of the State of Florida with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)                                  The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)                                 The Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments;

(e)                                  The Advisor agrees that it will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act;

(f)                                Part 2 of the Advisor’s most recent Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, previously provided to the Sub-Advisor, is a true and complete copy of the form. The Advisor will promptly provide the Sub-Advisor with a complete copy of all subsequent amendments to Part 2 of its Form ADV;

(g)                                  The Advisor and the Fund have duly entered into the Advisory Agreement pursuant to which the Fund authorized the Advisor to enter into this Agreement; and

(h)                                 The Advisor shall comply in all material respects with all requirements applicable to the investment adviser of a closed-end fund like the Fund under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act.

6.                                      Survival of Representations and Warranties; Duty to Update Information.

All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 4 and 5 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

7.                                      Liability of Sub-Advisor.

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor in performance of its obligations and duties hereunder, (b) reckless disregard by the Sub-Advisor of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act, the Sub-Advisor shall not be subject to any liability whatsoever to the Fund or the Advisor, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8.                                      Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify the Sub-Advisor (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Sub-Advisor as an indemnitee (as defined herein) on behalf of the Fund, the Sub-Advisor, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Sub-Advisor, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Advisor to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter.  The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b)  Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”) (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-

type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c)  As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Board trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Board trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d)  Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 8.  In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e)  An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Advisor or any indemnitee.

9.                                      Confidentiality.

(a)                                 Each of the Sub-Advisor and the Advisor acknowledges and agrees that pursuant to this Agreement, either party may have access to the other party’s non-public, confidential and proprietary information and materials concerning or pertaining to the other’s business (“confidential information”). Each party will receive and hold such confidential information in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information.  Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of the Fund’s business, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Fund; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Fund; provided, further, however, this covenant shall not apply to information which:

(i)                                     has been published by either party or is otherwise in the public domain through no fault of the other party; or

(ii)                                  is within the legitimate possession of a party prior to its disclosure by the other party and without any obligation of confidence; or

(iii)                               after disclosure, is lawfully received by a party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; or

(iv)                              is independently developed by a party through persons who have not had access to, or knowledge of, the confidential information; or

(v)                                 is approved in writing for disclosure by a party prior to its disclosure.

(b)                                 Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii)  shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 9.

(c)                                  Notwithstanding anything to the contrary herein, each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(d)                                 To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

(e)                                  Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is:

(i)                                     in response to any order of a court, regulator or any governmental body or political subdivision thereof (and in such circumstances such party shall, unless prohibited from so doing by subpoena, order or law, x) give notice to the other party of its receipt of such order and y) cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes for which the order was issued), or

(ii)                                  otherwise required by law, or

(iii)                               necessary to establish such party’s rights under this Agreement, such party’s or its Representative’s compliance with the terms of this Agreement, or in connection with any dispute arising under this Agreement.

(f)                                   For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, professional advisers (including lawyers, accountants and investment bankers) or agents of such party who have a need to know confidential information.  A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them.  The terms of this Section 9 are in addition to the terms of any other agreements between the parties or their affiliates.

10.                               Duration and Termination of Agreement.

(a)                                 Term and Effectiveness.  This Agreement shall become effective as of the date hereof (the “Effective Date”).  This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Fund’s Independent Trustees, in accordance with the requirements of the 1940 Act.

(b)                                 Termination.  This Agreement may be terminated at any time, without the payment of any penalty, upon 120 days’ written notice, by (i) the Advisor, if the Board or a majority of the outstanding voting securities of the Fund determine that this Agreement should be terminated, or (ii) the Sub-Advisor.  This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (2) the termination of the Advisory Agreement.  The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Advisor and the Sub-Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)                                  Notwithstanding any termination of this Agreement, the Sub-Advisor shall be entitled to receive all amounts payable to it for services performed hereunder prior to and including the date of such termination and not yet paid pursuant to Sections 2 or 3 hereof.

11.                               Other Activities of the Sub-Advisor.

(a)                                 Services Not Exclusive. The services of the Sub-Advisor to the Fund are not exclusive, and the Sub-Advisor may, subject to other agreements to which it or its Affiliates may be party, engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Sub-Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Sub-Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Sub-Advisor and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Sub-Advisor and directors, officers, employees, partners, shareholders, members and managers of the Sub-Advisor and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

(b)                                 Broker-dealer Selection. The Sub-Advisor is authorized to select the brokers or dealers (collectively “Brokers”) through which it shall execute the purchases and sales of portfolio investments in portfolio companies. In selecting Brokers, the Sub-Advisor may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Advisor receives in connection with activities for the Fund may also be used by the Sub-Advisor for the benefit of other clients and customers of the Sub-Advisor or any of its Affiliates. The Sub-Advisor is

hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission, markup or markdown for effecting a securities transaction in excess of the amount of commission, markup or markdown another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission, markup or markdown, or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission, markup or markdown is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and is consistent with the Sub-Advisor’s duty to seek the best execution on behalf of the Fund.  The Sub-Advisor shall promptly communicate to the investment committee of the Advisor and to the officers of the Fund such information relating to portfolio transactions as they may reasonably request.  Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Fund, the Sub-Advisor may not pay any commission, markup or markdown, or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

(c)                                  Proxy Voting. The Sub-Advisor will exercise voting rights on any assets held in the portfolio investments of portfolio companies in accordance with the Sub-Advisor’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time.  The Sub-Advisor is obligated to furnish to the Advisor and the Fund, in a timely manner, a record of all matters relating to a portfolio security considered at any shareholder meeting held during the period covered by the relevant report on Form N-PX in such form and format that complies with Form N-PX.

12.                               Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.                               Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

14.                               Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York.  For so long as the Fund is registered as an investment company under the 1940 Act and the Sub-Advisor is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any then-current regulatory interpretations thereunder.  To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

15.                               Intellectual Property.

The Sub-Advisor conducts its investment advisory business under, and owns all rights to, the trademark “EIG” and the “EIG” design (collectively, the “Brand”). In connection with the Fund’s (i) public filings; (ii) requests for information from state and federal regulators; (iii) offering materials and advertising materials; and (iv) investor communications, the Fund may state in such materials that investment advisory services are being provided by the Sub-Advisor to the Fund under the terms of this Agreement. The Sub-Advisor hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the Fund for the use of the Brand solely as permitted in the foregoing sentence and in connection with the Fund’s name. The Fund and the Advisor each agrees that the Sub-Advisor is the sole owner of the Brand and agrees not to challenge or contest the validity of, or the Sub-Advisor’s rights in, the Brand (and the associated goodwill). Prior to using the Brand in any manner, the Fund or the Advisor, as applicable, shall submit all proposed uses to the Sub-Advisor for prior written approval. The Advisor agrees to control the use of such Brand in accordance with the standards and policies as established between the Advisor and the Sub-Advisor. The term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the investment sub-advisory relationship between the Advisor and the Sub-Advisor. Without limiting the foregoing, this license shall have no effect on the Fund’s ownership rights of any proprietary works which include the use of the Brand.

16.                               Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TRILOMA ENERGY ADVISORS, LLC

By:	/s/ Deryck Harmer
Name: Deryck Harmer
Title: President and Chief Executive Officer

EIG CREDIT MANAGEMENT COMPANY, LLC

By:	/s/ Randall S. Wade
Name: Randall S. Wade
Title: Chief Operating Officer

By:	/s/ Robert L. Vitale
Name: Robert L. Vitale
Title: General Counsel

TRILOMA EIG GLOBAL ENERGY FUND, solely as a party with respect to Section 8

By:	/s/ Barry L. Goff
Name: Barry L. Goff
Title: Trustee and Chairperson of the Board

[Signature Page to Investment Sub-Advisory Agreement]

EXHIBIT A

Advisory Agreement

[See Attached]